Exhibit 19.1

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) describes the standards of Hoyne Bancorp, Inc. (the “Company”) and its subsidiaries on trading, and causing the trading of, the Company's securities or securities of certain other publicly traded companies while in possession of confidential information. This Policy is divided into two parts:

●	Part I prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company and of Hoyne Savings Bank (the “Bank”). It also applies to their respective spouses, individuals living in their household and entities such persons own or control (collectively, “Affiliated Persons”).
●	Part II imposes additional trading restrictions and applies to (i) all directors and executive officers of the Company and the Bank (collectively, “Company Insiders”) and in certain cases their Affiliated Persons, and (ii) certain other employees of the Company or the Bank that may be listed on Appendix A hereto or as otherwise maintained by the Compliance Officer (as defined below) from time to time (collectively, with Company Insiders, “Covered Persons”) because of their position, responsibilities or their actual or potential access to material non-public information.

One of the principal purposes of the federal securities laws is to prohibit so-called “insider trading”. Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company's securities or the securities of certain other companies or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic”. These terms are defined in this Policy under Part I, Section III below. The prohibitions would apply to any director, officer or employee who buys or sells securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, partners, competitors or other companies with which the Company has contractual relationships or may be negotiating transactions.

PART I

I.	Applicability

This Policy applies to all trading or other transactions in (i) the Company's securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company's securities, whether or not issued by the Company and (ii) the securities of certain other companies, including common stock, options and other securities issued by those

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companies as well as derivative securities relating to any of those companies' securities.

II.	General Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
(a)No director, officer or employee of the Company or the Bank, or any of their Affiliated Persons, may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material nonpublic information about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section III(a) and (b) below.)
(b)No director, officer or employee of the Company or the Bank, or any of their Affiliated Persons, who knows of any material nonpublic information about the Company or its securities may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(c)No director, officer or employee of the Company or the Bank, or any of their Affiliated Persons, may purchase or sell any security of any other company while in possession of material nonpublic information that was obtained in the course of his or her involvement with the Company or the Bank. No director, officer or employee who knows of any such material nonpublic information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company's authorization.
(d)For compliance purposes, you should never trade, tip or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that you have reason to believe is material and nonpublic unless you first consult with, and obtain the advance approval of, the Compliance Officer.
(e)Company Insiders must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section III below.
III.	Definitions
(a)Material. Insider trading restrictions come into play only if the information you possess is “material”. Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects is reasonably likely to be found material in particular situations:

(i)	significant changes in the Company's prospects;

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(ii)	significant write-downs in assets or increases in reserves;
(iii)developments regarding significant litigation or government agency investigations;
(iv)	liquidity problems;
(v)changes in earnings estimates or unusual gains or losses in major operations;
(vi)	major changes in the Company's management or the board of directors;
(vii)	changes in dividends;
(viii)	extraordinary borrowings;
(ix)	major changes in accounting methods or policies;
(x)	award or loss of a significant contract;
(xi)	cybersecurity risks and incidents, including vulnerabilities and breaches;
(xii)	changes in debt ratings;
(xiii)proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets; and
(xiv)	offerings of Company securities.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

(b)Nonpublic. Insider trading prohibitions come into play only when you possess information that is material and “nonpublic.” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner

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designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Nonpublic information may include:

(i)information available to a select group of analysts or brokers or institutional investors;
(ii)undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
(iii)information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two trading days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

(c)Compliance Officer. The Company has appointed Thomas S. Manfre as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
(i)	assisting with implementation and enforcement of this Policy;
(ii)circulating this Policy to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;
(iii)pre-clearing trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section III below; and
(iv)providing approval of any Rule 10b5-1 plans under Part II, Section I(c) below and any prohibited transactions under Part II, Section IV below.

All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

IV.	Exceptions

The trading restrictions of this Policy do not apply to the following:

(a)401(k) Plan. Scheduled, periodic purchases of Company stock through a 401(k) plan maintained by the Company or the Bank which result from scheduled contributions in accordance with the terms of such 401(k) plan. However, any

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changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
(b)ESPP. Purchasing Company stock through periodic, automatic payroll contributions to any employee stock purchase plan (“ESPP”) that may be maintained by the Company. However, electing to enroll in any ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to trading restrictions under this Policy.
(c)Options; Restricted Stock Awards. Exercising stock options granted under any Company equity compensation plan for cash; the vesting of restricted stock granted under any Company equity compensation plan; and the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option, or withhold or surrender shares upon the vesting of a restricted stock award, in order to satisfy tax withholding requirements. However, the sale of any shares issued on the exercise of Company- granted stock options, any cashless exercise of Company-granted stock options and any sale of restricted stock is subject to trading restrictions under this Policy.
V.	Violations of Insider Trading Laws

Penalties for trading on or communicating material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company's securities when he or she has material nonpublic information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation”, which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

(b)Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and

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must be provided before any activity contrary to the above requirements takes place.
VI.	Inquiries

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Officer by telephone at (708) 434-4302 or by e-mail at tom.manfre@hoyne.com.

PART II

I.	Blackout Periods

All Covered Persons are prohibited from trading in the Company's securities during blackout periods as defined below.

(a)Quarterly Blackout Periods. Trading in the Company's securities is prohibited during the period beginning at the close of the market (or end of the day if not a trading day) on the fifteenth (15th) day of the last month of each fiscal quarter (the “Regular Blackout Period Start Time”) and ending at the close of market on the second trading day following the date of the public release of the Company’s financial results (or if no earnings or similar release is made, then the second trading day following the date the respective Form 10-Q or Form 10-K is filed) (the “Regular Blackout Period End Time”). During these periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company's financial results.
(b)Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, investigation and assessment of cybersecurity incidents or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company's securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)Exception. These trading restrictions do not apply to transactions under a pre- existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (an “Approved 10b5-1 Plan”), that:
(i)has been submitted for review by the Compliance Officer at least seven (7) days in advance of entering into such plan and acknowledged or approved by the Compliance Officer prior to entering into the plan (or, if revised or amended, such revisions or amendments have been submitted for review at least seven (7) days in advance of entering into such amendment and acknowledged or approved by the Compliance Officer prior to any such amendment being entered into);

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(ii)was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company; and
(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.
II.	Trading Window

Covered Persons are permitted to trade in the Company's securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the period beginning on the Regular Blackout Period End Time and ending on the immediately succeeding Regular Blackout Period Start Time. However, even during this trading window, a Covered Person who is in possession of any material nonpublic information may not trade in the Company's securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section I(b) above is imposed and will re-open the trading window once the special blackout period has ended.

III.	Pre-Clearance of Securities Transactions
(a)Because Company Insiders may likely obtain or have access to material nonpublic information on a regular basis, the Company requires Company Insiders to pre- clear transactions in Company securities with the Compliance Officer. The Company also may subject other non-executive officers or employees who are Covered Persons to the preclearance policy from time to time.
(b)Subject to the exemption in subsection (d) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time, even during a trading window under Part II, Section II above, without first obtaining prior preclearance from the Compliance Officer. These preclearance procedures also apply to transactions by Affiliated Persons of Company Insiders.
(c)The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading three business days following the day on which it was granted. If the transaction does not occur during the three-day period, pre-clearance of the transaction must be re-requested.
(d)Pre-clearance is not required for purchases and sales of securities effected under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the

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Compliance Officer.
IV.	Prohibited Transactions
(a)Company Insiders are prohibited from trading in the Company's equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
(b)The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Accordingly, it is the Company’s policy that engagement in the following transactions is prohibited or restricted, as further noted below:
(i)Short-term trading. Company Insiders who purchase Company securities in the open market may not sell any Company securities of the same class for at least six months after the purchase (or vice versa);
(ii)Short sales. Directors, officers and employees of the Company or the Bank, and their Affiliated Persons, are prohibited from engaging in short sales of the Company’s securities;
(iii)Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company's securities;
(iv)Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan unless advance approval is obtained from the Compliance Officer; and
(v)Hedging. Directors, officers and employees of the Company or the Bank, and their Affiliated Persons, may not enter into hedging or monetization transactions or similar arrangements (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
V.	Acknowledgment and Certification

All Covered Persons are required to sign the attached acknowledgment and certification attached to this Policy.

Adopted: November 21, 2025
Last Revision Date: N/A

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Acknowledgement and Certification

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date:

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APPENDIX A

[INSERT LIST OF EMPLOYEES TO WHOM PART II OF THE INSIDER TRADING POLICY IS APPLICABLE]

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